Exhibit 99.1
Investor Relations Contact:
Kevin Inda
Corporate Communications, Inc.
407-566-1180
Kevin.Inda@cci-ir.com
Media Contact:
Julie White
Director, Corporate Communications
641-787-2040
Julie.White@iowatelecom.com
Iowa Telecom To Purchase A Second Minnesota
Telecommunications Company
NEWTON, Iowa — (November 21, 2008) — Iowa Telecommunications Services, Inc. (NYSE: IWA) announced today that it has reached an agreement to acquire substantially all of the assets of Sherburne Tele Systems, Inc. for $80.6 million, subject to certain balance sheet and tax adjustments. Sherburne Tele Systems is a closely held telecommunications company serving nine communities adjacent to the Minneapolis/St. Paul Metropolitan Area. Sherburne’s operations include its ILEC services, marketed as Connections, Etc., and CLEC services provided through its wholly-owned subsidiary, Northstar Access.
“This acquisition is another opportunity to profitably grow our rural telecommunications business,” said Alan L. Wells, Iowa Telecom Chairman and Chief Executive Officer. “Sherburne operates in attractive service territories with appealing demographics, and has a very solid reputation with its customers and within the communities it serves. This is the second acquisition we’ve announced in Minnesota this year. Sherburne’s headquarters is in Big Lake, located less than 30 miles from the headquarters of Bishop Communications, which we acquired in July. We’re excited about our expansion in Minnesota, and believe the close proximity of the two operations will enable us to enhance our growth in a cost-effective manner.
“The acquisition of Sherburne meets our criteria for our acquisitions to be accretive to cash flow on a per share basis,” concluded Wells. “Our ability to maintain our dividend payout to shareholders should not be negatively impacted by this transaction, as we expect our payout ratio to improve as a result.”
Sherburne Business Overview
Sherburne is a closely held telecommunications company headquartered in Big Lake, Minnesota, whose subsidiaries provide regulated and non-regulated communications services to business and residential customers.
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Iowa Telecom To Purchase Minnesota Telecommunications Company

November 21, 2008
•	As of September 30, 2008, Sherburne served 15,700 ILEC access lines, 10,000 CLEC lines, 13,600 DSL high-speed Internet customers and 3,600 video customers.

•	For the year ended December 31, 2007, Sherburne generated revenues of $29.4 million and EBITDA, as adjusted, of approximately $11.3 million.

•	The $80.6 million purchase price includes $2.7 million for Sherburne’s recently purchased 700 MHz spectrum, acquired through its affiliate Wireless Communications Ventures.

•	Sherburne, doing business as Connections, provides ILEC services to customers in four rural Minnesota exchanges, including Becker, Big Lake, Glendorado-Santiago and Zimmerman. Sherburne provides CLEC services through Northstar Access in certain of the incumbent territories of Qwest. Its CLEC customers are located near the Twin Cities in Cambridge, Elk River, Mora, North Branch and Princeton.

•	Sherburne owns 33% of SHAL Networks, Inc., and SHAL, LLC, which owns and leases a 2,500 mile fiber-optic network throughout Minnesota. This network provides Sherburne and third parties with access to low cost, high quality transport facilities. Through the combined ownership of Bishop Communications and Sherburne, Iowa Telecom will own 66% of SHAL Networks, Inc. and SHAL, LLC.
To fund the purchase, the Company has engaged the Rural Telephone Finance Cooperative as the arranger for $75.0 million in Incremental Loans under terms outlined in the existing Credit Agreement. The Rural Telephone Finance Cooperative has provided a commitment to fully fund the Incremental Loans if necessary. The remainder of the purchase price and any adjustments will be funded through the Company’s existing $100.0 million Revolving Credit Facility. The sale is expected to close in the first half of 2009.
Stifel, Nicolaus & Company, Incorporated served as exclusive financial advisor to Iowa Telecom in this transaction. Greene Holcomb & Fisher LLC served as exclusive financial advisor to Sherburne Tele Systems in the transaction.
About Iowa Telecom
Iowa Telecommunications Services, Inc. (d/b/a Iowa Telecom) is a telecommunications service provider that offers local telephone, long distance, Internet, broadband and network access services to business and residential customers. Today, the Company and its subsidiaries serve over 450 Iowa communities, 6 Minnesota communities and employ nearly 800 people. The Company’s headquarters are in Newton, Iowa. The Company trades on the New York Stock Exchange under the symbol IWA. For further information regarding Iowa Telecom, please go to www.iowatelecom.com and select “Investor Relations.” The Iowa Telecom logo is a registered trademark of Iowa Telecommunications Services, Inc. in the United States.
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